Exhibit 99.1

For Immediate Release: April 24, 2009

Contact: Jillian Fiorella, Seneca Gaming Corporation

716-501-2324

SENECA GAMING CORPORATION ANNOUNCES DEPARTURE OF CEO

NIAGARA FALLS, NY — The Seneca Gaming Corporation (SGC or the Corporation) announced today the departure of President and Chief Executive Officer, Brian Hansberry.

Mr. Hansberry joined Seneca Gaming Corporation in October 2002 as a “day one” employee, and has served as President and CEO of SGC since February 2007.

“We are grateful to Brian for his dedication to SGC over the past 7 years.  He has been an integral part of the Corporation’s growth and success.  Our action today builds upon the Seneca Nation Council’s recent reform-oriented actions, as well as those of the SGC Board of Directors, and is largely driven by the recognition that meeting our future goals in these challenging and uncertain economic times requires a new direction,” said Seneca Gaming Corporation Chairman, Cochise Redeye.

Catherine A. Walker, the Corporation’s Chief Operating Officer has been authorized by the SGC Board to act as President & CEO on an interim basis. Ms. Walker joined SGC in March 2008 after working for the Trump organization since 2000, during which time she held the position of General Manager at the Trump Indiana Hotel Casino, the Trump Taj Mahal Casino and, most recently, the Trump Marina Hotel Casino. She has also held executive positions for Harrah’s Entertainment and Players Island Hotel Casino. Prior to starting her career in operations in 1995, Ms. Walker served 13 years as Assistant General Counsel for the New Jersey Casino Control Commission.

Chairman Redeye continued, “We have been impressed over the past year with Ms. Walker’s steady and innovative approaches to many of the difficult challenges our industry has faced.  We have every confidence in Cathy’s ability to work with the Board in implementing our priorities.”

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Forward-Looking Statements

This press release contains certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words “believe”, “estimate”, “anticipate”, “intend”, “plan”, “expect”, “will”, “continue”, “evaluate”, and words of similar meaning, with references to SGC and its management, indicate forward looking statements. Similarly, statements that describe our plans or goals are all forward-looking statements. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements contained in this press release. Additional information concerning potential factors that could affect SGC’s financial condition, results of operations, and expansion projects are described from time to time in SGC’s periodic and other reports filed with the SEC, including, but not limited to, SGC’s Annual Report on Form 10-K. These Reports may be viewed free of charge on the SEC’s website, www.sec.gov, or via SGC’s website, www.senecagamingcorporation.com.